EXHIBIT 10.42
Summary of Compensation
for
Directors of R. G. Barry Corporation
          Directors who are employees of R. G. Barry Corporation (the “Company”) receive no additional compensation for their service as a director. For the fiscal year ended June 30, 2007, directors of the Company who were not employees of the Company or its subsidiaries (“Non-Employee Directors”) received an annual retainer of $20,000 for service as a director and $1,000 for each regularly scheduled meeting and $500 for each telephonic meeting of the Board of Directors (the “Board”) attended. The Chairman of the Board and the Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee each received an additional annual retainer of $5,000. All members of standing committees of the Board received a fee of $500 for each committee meeting attended that occurred on the same day as a Board meeting, a fee of $1,000 for attending a committee meeting that did not occur on the same day as a Board meeting and a fee of $500 for participating in a telephonic meeting of a committee. The Chairman of the Board and the recording secretary, if they were requested to attend the meeting, received $500 for each committee meeting attended.
          Additionally, in May 2007, the Company granted to each of the individuals then serving as Non-Employee Directors (Messrs. DiPaolo, Lautzenhiser, Lauer, Nichols, Stan, Von Lehman, Weinberg and Zacks and Ms. Page) 3,333 RSUs, with a fair value (for purposes of Statement of Financial Accounting Standards No. 123 (revised), “Share-Based Payment” (“SFAS 123R”)) of $35,000 on the grant date, which will vest in full on the first anniversary of the grant date. Upon vesting, the RSUs will be settled in an equivalent number of common shares of the Company.
          In September 2007, the Board changed the compensation arrangement for Non-Employee Directors to eliminate the payment of per meeting fees and to increase the annual retainer for service as a director from $20,000 to $45,000. The Board also increased the annual retainer for service as the Chairman of the Board and the Chairs of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee from $5,000 to $10,000. Lastly, the Board approved an increase in the grant date fair value (for purposes of SFAS 123R) of the annual RSU grant to be made to Non-Employee Directors from $35,000 to $45,000.